Exhibit 99.1

CAT FINANCIAL ANNOUNCES 2004 YEAR-END RESULTS

     Caterpillar Financial Services Corporation (Cat Financial) today reported record revenues of $1.92 billion for 2004, an increase of $188 million or 11 percent compared with 2003. Profit after tax was a record $287 million, a $31 million or 12 percent increase from 2003.

Of the increase in revenues, $224 million resulted from the impact of continued growth of finance receivables and leases, $16 million from a favorable change in gain (loss) on sale of equipment returned from lease, and $10 million from a favorable change in forward points on FX contracts. These favorable items were partially offset by the $53 million impact of lower interest rates on new and existing finance receivables, the absence of $9 million interest received in 2003 from Caterpillar Inc. related to prior years’ tax audit settlements, and an $8 million decrease in gain on sale of receivables.

Of the increase in profit, $101 million was due to growth in earning assets and $9 million to net increases in other revenue noted in the paragraph above, partially offset by higher operating expenses of $39 million and $27 million from the decrease in the interest rate spread.

New retail financing was a record $9.95 billion, an increase of $1,899 million or 24 percent from 2003. The increase was primarily related to increased financing in our North America segment.

Past dues over 30 days were 1.6 percent compared to 2.5 percent at the end of 2003. Write-offs, net of recoveries, were $72 million for 2004 compared with $82 million for 2003.

Caterpillar Vice President and Cat Financial President James S. Beard said, "The strong growth in new retail financing demonstrates our ability to respond to dealer and customer needs for competitive financing and good service worldwide. We are also pleased with the continued improvement in the credit quality of our portfolio as delinquent accounts reached a six year low."

Cat Financial, a wholly-owned subsidiary of Caterpillar Inc. and 2003 recipient of the Malcolm Baldrige National Quality Award related to its US operations, provides a wide range of financing alternatives for Caterpillar machinery and engines, Solar ® gas turbines as well as other equipment and marine vessels. The company also extends loans to customers and dealers. Cat Financial has offices and subsidiaries located throughout the Americas, Asia, Australia, and Europe, with headquarters in Nashville, Tennessee.

STATISTICAL HIGHLIGHTS:

FOURTH QUARTER 2004 VS. FOURTH QUARTER 2003
(ENDING DECEMBER 31)

(Millions of dollars)
	2004	2003	CHANGE
Revenues	$524	$443	18%
Net Profit	$70	$67	4%
New Retail Financing	$2,999	$2,272	32%
Total Assets	$23,332	$19,991	17%

FULL YEAR 2004 VS. FULL YEAR 2003
(ENDING DECEMBER 31)

(Millions of dollars)
	2004	2003	CHANGE
Revenues	$1,924	$1,736	11%
Net Profit	$287	$256	12%
New Retail Financing	$9,948	$8,049	24%

Caterpillar contact:
Benjamin S. Cordani
Corporate Public Affairs
(309) 675-5786
Cordani_Benjamin_S@CAT.com